Exhibit 99.1

NYSE: MMP
Date:    Nov. 12, 2013
Contact:    Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Names Future Chief Financial Officer
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that Michael Osborne will join the partnership to replace John Chandler, current chief financial officer, upon Chandler’s previously-announced departure from the company on March 31, 2014.
Osborne has more than 23 years experience in the energy industry with extensive experience in SEC reporting, debt and equity offerings, mergers and acquisitions and technical accounting and financial matters. He has spent his entire career with Ernst & Young LLP, serving as an audit partner for the past 11 years. Osborne holds a bachelor’s degree in accounting from the University of Oklahoma and is a certified public accountant.
“We look forward to Mike joining Magellan’s senior management team and know his strong background in energy accounting, SEC reporting and financing transactions will be an important asset for our firm,” said Michael Mears, chief executive officer. “Our management team and board of directors have worked closely with Mike over the years, and we are confident his conservative nature, extensive experience and familiarity with our accounting policies and business will fit nicely with Magellan’s disciplined financial philosophy.”
Osborne will join the partnership on Nov. 18, 2013, transitioning to the chief financial officer role in late March 2014.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation’s refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.